EXHIBIT 3.01

                          HAUSER, INC.

                    ARTICLES OF INCORPORATION

The undersigned, acting as the incorporator of a corporation to be incorporated under the Colorado Business Corporation Act
(the "Act"), adopts these Articles of Incorporation.

                            ARTICLE I
                              NAME

The name of the Corporation is HAUSER, INC.

                           ARTICLE II
                       AUTHORIZED CAPITAL

The aggregate number of shares of capital stock which the corporation shall have authority to issue is Fifty Million Eight Hundred (50,800,000) shares, of which Fifty Million (50,000,000) shall be designated as common stock, $.001 par value, and of which Eight Hundred Thousand (800,000) shares shall be designated as preferred stock, $1.00 par value. The Board of Directors shall have the authority to fix the rights, powers, preferences and privileges, and the qualifications, limitations or restrictions thereof, of any series of preferred stock, including but not limited to dividend rights, dividend rates, conversion rights, voting rights, and liquidation preferences; and to fix the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

                           ARTICLE III
                             OFFICES

The street address of the initial registered office of the Corporation is 5555 Airport Boulevard, Boulder, CO 80301. The name of the initial registered agent at that address is Patricia A. Roberts. The address of the Corporation's initial principal office is 5555 Airport Boulevard, Boulder, CO 80301.

                           ARTICLE IV
                          INCORPORATOR

The name and address of the incorporator is Patricia A.
Roberts, 5555 Airport Boulevard, Boulder, CO 80301. The incorporator is 18 or more years of age.

                            ARTICLE V
                            PURPOSES

The purpose for which the Corporation is organized is to engage in any lawful business.

                           ARTICLE VI
                        PREEMPTIVE RIGHTS

No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the Corporation.

                           ARTICLE VII
                QUORUM FOR SHAREHOLDERS' MEETINGS

Forty percent (40%) of the outstanding shares shall constitute a quorum at any meeting of shareholders. Except as is otherwise provided by the Act with respect to action on amendment to these articles of incorporation, on a plan of merger or share exchange, on the disposition of substantially all of the property of the corporation, on the granting of consent to the disposition of property by an entity controlled by the Corporation, and on the dissolution of the Corporation, action on a matter other than the election of directors is approved if a quorum exists and if the votes cast favoring the action exceed the votes cast opposing the action.

                          ARTICLE VIII
                       BOARD OF DIRECTORS

The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of a board of directors.

The names and addresses of the members of the initial board of directors are as follows:

 Name                           Address
 Dean P. Stull                  5555 Airport Drive, Boulder, CO 80301
 Randall J. Daughenbaugh        5555 Airport Drive, Boulder, CO 80301
 Stanley J. Cristol             University of Colorado, Dept. of Chemistry,
                                Campus Box 215, Boulder, CO 80309
 Ray Hauser                     5555 Airport Drive, Boulder, CO 80301
 Bert M. Tolbert                444 Kalmia Avenue, Boulder, CO 80304
 William E. Coleman             4820 Pearl East Circle, Boulder, CO 80301
 Christopher W. Roser           1105 Spruce Street, Boulder, CO 80302
 Robert F. Saydah               Four Embarcadero Center, Suite 3570, San Francisco, CA 94111

The number of directors of the Corporation shall be fixed and may be altered from time to time in accordance with the Bylaws. The directors shall be elected at each annual meeting of the shareholders, provided that vacancies may be filled by election by the remaining directors, though less than a quorum. Despite the expiration of his or her term, a director continues to serve until his or her successor is elected and qualified.

                           ARTICLE IX
                        CUMULATIVE VOTING

Each outstanding share of Common Stock shall be entitled to one vote and each outstanding fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors.

                            ARTICLE X
                LIMITATION ON DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for

     (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders;

     (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (iii) acts specified in Section 7-108-403 of the Act; or

     (iv) any transaction from which the director directly or indirectly derived any improper personal benefit.

If the Act is hereafter amended or superseded to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Act as so amended or superseded. Any repeal or modification of this Article X shall not adversely affect any right or protection of a director of the Corporation under this Article X, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article X, prior to such repeal or modification.

                           ARTICLE XI
                         INDEMNIFICATION

The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that the person is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

                           ARTICLE XII
                        TERM OF EXISTENCE

The duration of the Corporation shall be perpetual.

INCORPORATOR

/s/Patricia A. Roberts


The undersigned consents to her appointment as the initial registered agent of HAUSER, INC.


/s/Patricia A. Roberts,
Corporate Secretary
Hauser Chemical Research, Inc.